Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	April 27, 2023

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2023 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2023.
Operating Results
▪For the first quarter, net income was $127 million and return on average equity (ROE) was 8.03 percent. This compares to net income of $16 million and ROE of 1.48 percent for the same period of 2022.
▪Net income increased primarily because of significantly higher interest rates and average Advance balances. Trends in interest rates and the resulting shapes of the market yield curves strongly influence operating results and profitability. In particular, during the first quarter of 2023, higher average interest rates increased the earnings generated from investing the FHLB's capital and contributed to improved spreads earned on mortgage loans held for portfolio. Additionally, average Advance balances were significantly higher in the first quarter of 2023 compared to the same period of 2022 primarily from depository members' greater demand for liquidity. In March 2023, member demand for Advances accelerated further in response to the stress placed on the banking industry and financial markets after several U.S. banks experienced significant deposit outflows and financial difficulties. The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.

Financial Condition Highlights
▪Total assets at March 31, 2023 were $164.3 billion, an increase of $55.7 billion (51 percent) from year-end 2022.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $154.8 billion at March 31, 2023, an increase of $39.0 billion (34 percent) from year-end 2022. The growth in Mission Assets and Activities was driven by a $40.5 billion increase in Advance balances. The increase in Advances resulted primarily from depository members' greater demand for liquidity, especially short-term Advances, in response to the stress placed on the banking industry and financial markets.
▪Total investments at March 31, 2023 were $46.3 billion, an increase of $12.7 billion (38 percent) from year-end 2022, which was primarily driven by higher liquidity investments. Total investments included $17.2 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $29.1 billion of liquidity investments. A higher amount of liquidity investments were held at March 31, 2023 in light of the increased Advance demand. The FHLB uses its liquidity portfolio to ensure it can meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2023, GAAP capital was $8.0 billion, an increase of $1.5 billion (23 percent) from year-end 2022, which was driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 4.87 percent and 4.91 percent, respectively, at March 31, 2023. Retained earnings were $1.5 billion at March 31, 2023, an increase of four percent from year-end 2022.
Dividend
▪The FHLB paid its stockholders a cash dividend on March 16, 2023 at a 6.00 percent annualized rate, which is 1.50 percentage points above first quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB is required to annually set aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first quarter of 2023 resulted in an accrual of $14 million to the Affordable Housing Program (AHP) pool of funds available to members in 2024. Since the inception of the AHP in 1990, the FHLB has awarded over $849 million in subsidies towards the creation of more than 105,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB continued its two voluntary housing programs in 2023. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its first quarter 2023 Form 10-Q with the Securities and Exchange Commission on or about May 11, 2023.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 614 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces;

and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2023	December 31, 2022	Percent Change (2)
Total assets	$164,330	$108,610	51%
Advances (principal)	107,878	67,428	60
Mortgage loans held for portfolio (principal)	6,913	7,006	(1)
Total investments	46,323	33,605	38
Consolidated Obligations	153,944	100,359	53
Mandatorily redeemable capital stock	17	17	(4)
Capital stock	6,605	5,151	28
Total retained earnings	1,454	1,401	4
Total capital	8,007	6,502	23
Regulatory capital (1)	8,076	6,569	23

Capital-to-assets ratio (GAAP)	4.87%	5.99%
Capital-to-assets ratio (Regulatory) (1)	4.91	6.05

OPERATING RESULTS

	Three Months Ended March 31,
	2023	2022	Percent Change (2)
Total interest income	$1,381	$168	724%
Total interest expense	1,201	87	1,283
Net interest income	180	81	123
Non-interest income (loss)	(11)	(37)	72
Non-interest expense	28	26	10
Affordable Housing Program assessments	14	2	653
Net income	$127	$16	691

Return on average equity	8.03%	1.48%
Return on average assets	0.42	0.09
Annualized dividend rate	6.00	2.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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